EXHIBIT 16.1

July 11, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 7, 2003, of SONICblue Incorporated and are in agreement with the statements contained in the four paragraphs of Item 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP